Exhibit (d)(2)

INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT is made as of [•], 2015 by and among Gargoyle Investment Advisor, LLC, a New York limited liability company (the “Sub-Adviser”), and TCW Investment Management Company, a California corporation (the “Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are each registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, TCW Alternative Funds, a Delaware statutory Trust (the “Trust”), is engaged in business as an open-end investment company with one or more series of shares and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, pursuant to an Investment Advisory and Management Agreement, dated as of [•], 2015 (the “Advisory Agreement”), by and between the Adviser and the Trust, on behalf of the series of the Trust set forth on Schedule A attached hereto (each, a “Fund,” and collectively, the “Funds”), the Trust has retained the Adviser to perform investment advisory and management services for the Funds;

WHEREAS, the Adviser, acting pursuant to the Advisory Agreement, wishes to retain the Sub-Adviser, and the Trust’s Board of Trustees (the “Board of Trustees”) has approved the retention of the Sub-Adviser, to provide investment advisory services to the Fund(s) and such other services as set forth herein;

WHEREAS, each Fund is a separate series of the Trust having separate assets and liabilities; and

WHEREAS, the Trust and the Funds are third party beneficiaries of such arrangements as provided herein.

NOW, THEREFORE, the parties, which shall include the Trust on behalf of the Funds for the purposes of the indemnification provisions of Section 5 and the provisions of Section 18, hereby agree as follows:

1. APPOINTMENT OF THE SUB-ADVISER

(a) Acceptance. The Sub-Adviser is hereby appointed and the Sub-Adviser hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to render investment advisory and related services to each Fund.

(b) Independent Contractor. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for and shall not be deemed an agent of any Fund.

(c) The Sub-Adviser’s Representations. The Sub-Adviser represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate actions to authorize its execution, delivery and performance of this Agreement. The Sub-Adviser represents, warrants and agrees that it is registered (i) as an investment adviser under the Advisers Act, and (ii) to the extent required by the rules of the Commodity Futures Trading Commission, as a commodity pool operator or commodity trading advisor under the Commodity Exchange Act of 1936, as amended.

(d) The Adviser’s Representations. The Adviser represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate actions to authorize its execution, delivery and performance of this Agreement. The Adviser further represents, warrants and agrees that it has the authority under the Advisory Agreement to appoint the Sub-Adviser. The Adviser further represents and warrants that it has received a copy of Part 2 of the Sub-Adviser’s Form ADV.

(e) Plenary Authority of the Board of Trustees. The Sub-Adviser and Adviser both acknowledge that the Funds are mutual funds that operate as separate series of the Trust under the authority of the Board of Trustees.

2. PROVISION OF INVESTMENT ADVISORY SERVICES

The Sub-Adviser shall, subject to the 1940 Act and the rules and regulations thereunder, other applicable federal and state laws and regulations, the requirements for qualification as a regulated investment company for U.S. federal income tax purposes under Subchapter M of the Internal Revenue Code, any applicable procedures adopted by the Board of Trustees of which copies have been delivered to the Sub-Adviser, and the investment policies, objectives and restrictions of a Fund, as set forth in the Fund’s current prospectus and statement of additional information, and any directions or instructions delivered to the Sub-Adviser in writing by the Adviser or such Fund from time to time (with respect to a Fund, the “Investment Guidelines”).

The Sub-Adviser shall manage the investment and reinvestment of each Fund, and perform the functions set forth below, subject to the overall supervision, direction, control and review of the Adviser, consistent with the Investment Guidelines and further subject to the plenary authority of the Board of Trustees. Consistent with a Fund’s Investment Guidelines, the Sub-Adviser shall have full discretionary authority to manage the investments of the Fund, including the authority to purchase, sell, cover open positions, and generally to deal in securities, financial and commodity futures contracts, swaps, options, other derivative contracts, short-term investment vehicles and other property comprising or relating to the Fund. Without limiting the generality of the foregoing, the Sub-Adviser shall, at its own expense, with respect to a Fund:

(a) advise the Adviser and the Fund in connection with investment policy decisions to be made by the Sub-Adviser regarding the Fund and, upon request, furnish the Adviser and the Fund with research, economic and statistical data in connection with the investments of the Fund;

(b) submit such reports and information as the Adviser or the Fund may reasonably request to assist the Fund’s administrator (the “Administrator”) in its determination or confirmation, consistent with the policies and procedures of the Trust, of the market value of any securities held by the Fund;

(c) place orders for purchases and sales of portfolio investments for the Fund;

(d) give instructions to the Fund’s custodian (the “Custodian”) concerning the delivery of securities and transfer of cash for the Fund;

(e) maintain and preserve the records relating to its activities hereunder, including the Funds’ investment records and ledger, required by applicable law to be maintained and preserved by the Adviser, to the extent not maintained by the Adviser or another agent of the Fund, and the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund copies of any such records upon the Fund’s request, and to furnish copies of any such records to regulatory agencies having the requisite jurisdiction, upon their request;

(f) in connection with the purchase and sale of securities for the Funds by the Sub-Adviser, as soon as practicable after the close of business each business day but no later than 11:00 a.m. Eastern time the following business day, provide (or arrange for provision to) the Custodian, the Administrator and the Adviser copies of trade tickets for each transaction effected for the Fund and other documents and information, including, but not limited to, CUSIP, Sedol or other numbers that identify securities to be purchased or sold on behalf of the Funds, as may be reasonably necessary to enable the Custodian, Administrator and the Adviser to perform their administrative, recordkeeping and compliance responsibilities with respect to the Funds. In addition, the Sub-Adviser will promptly forward copies of all brokerage or dealer confirmations to the Custodian, the Administrator and the Adviser; provided, however, that with respect to portfolio securities to be purchased or sold through the Depository Trust and Clearing Corporation, the Sub-Adviser will arrange for the automatic transmission of the confirmations of such trades to the Custodian, the Administrator and the Adviser;

(g) within [X] days following the end of each calendar month, provide the Adviser and the Fund with written statements showing all transactions effected for the Fund during the month, a summary listing all investments held on behalf of the Fund as of the last day of the month, and such other information as the Adviser or the Fund may reasonably request in connection with any accounting or marketing services that the Adviser provides for the Fund. The Adviser and the Fund acknowledge that the Sub-Adviser and the Administrator may use different pricing vendors, which may result in valuation discrepancies;

(h) absent specific instructions to the contrary provided to it by the Adviser or the Fund, and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Fund in accordance with the Sub-Adviser’s proxy voting policy as most recently provided to the Adviser and approved by the Trust. The Adviser hereby delegates to the Sub-Adviser the Adviser’s discretionary authority to exercise voting rights with respect to the securities and investments of the Fund. The Sub-Adviser’s proxy voting policies shall comply with any rules or regulations promulgated by the Securities and Exchange Commission (the “SEC”). The Sub-Adviser shall maintain and preserve a record, in an easily-accessible place for a period of not less than three (3) years (or longer, if required by applicable law), of the

Sub-Adviser’s voting procedures, the Sub-Adviser’s actual votes, and such other information required for the Fund to comply with any rules or regulations promulgated by the SEC. The Sub-Adviser shall supply updates of this record to the Adviser or any authorized representative of the Adviser, or to the Fund on a quarterly basis (or more frequently, if required by applicable law). The Fund may request that the Sub-Adviser vote proxies for the Fund in accordance with the Fund’s proxy voting policies;

(i) to the extent reasonably requested by the Adviser or the Trust, use its best efforts to assist the Adviser and the Trust in complying with the Trust’s obligations under Rule 38a-1 under the 1940 Act, including, without limitation, providing the Trust’s chief compliance officer with (a) current copies of the compliance policies and procedures of the Sub-Adviser adopted pursuant to Rule 206(4)-7 under the Advisers Act (the “Sub-Adviser’s Compliance Program”), and prompt notice of any material changes thereto, (b) (b) copies of any independent third-party reports regarding the Sub-Adviser’s Compliance Program, (c) notifications of material deficiencies in the Sub-Adviser’s Compliance Program within a reasonable time following the Sub-Adviser becoming aware of any such deficiency, (d) a summary of the Sub-Adviser’s Compliance Program in connection with the annual review thereof by the Trust required under Rule 38a-1, and (e) upon request, a certificate of the chief compliance officer of the Sub-Adviser to the effect that the Sub-Adviser’s Compliance Program is are reasonably designed to prevent violation of the Federal Securities Laws (as such term is defined in Rule 38a-1); and

(j) except as permitted by the Trust’s policies and procedures, not disclose but shall treat confidentially all information in respect of the portfolio investments of the Fund, including, without limitation, the identification and market value or other pricing information of any and all portfolio securities or other financial instruments held by the Fund, and any and all trades of portfolio securities or other transactions effected for the Fund (including past, pending and proposed trades).

(k) The Sub-Adviser will provide reports to the Board of Trustees, for consideration at meetings of the Board of Trustees, on the investment program for the Funds and the issuers and securities represented in the Funds, and will furnish to the Board of Trustees such periodic and special reports regarding the Sub-Adviser’s management of the Funds as the Board of Trustees or the Adviser may reasonably request.

Each Fund or its agent will provide timely information to the Sub-Adviser regarding such matters as inflows to and outflows from the Fund and the cash requirements of, and cash available for investment in, the Fund. Each Fund or its agent will timely provide the Sub-Adviser with copies of monthly accounting statements for the Fund, and such other information as may be reasonably requested by the Sub-Adviser and as may be reasonably necessary or appropriate in order for the Sub-Adviser to perform its responsibilities hereunder.

The Adviser will be responsible for all class actions and lawsuits involving a Fund or securities held, or formerly held, in a Fund. The Sub-Adviser is not required to take any action or to render investment-related advice with respect to lawsuits involving any Fund, including those involving securities presently or formerly held in such Fund, or the issuers thereof, including actions involving bankruptcy. In the case of notices of class action suits received by the Sub-Adviser involving issuers presently or formerly held in a Fund, the Sub-Adviser shall promptly forward such notices to the Adviser and, with the consent of the Adviser, may provide information about the Fund to third parties for purposes of participating in any settlements relating to such class actions.

Each party to this Agreement agrees to cooperate with each other party and with all regulatory authorities having the requisite jurisdiction (including, but not limited to, the SEC) in connection with any investigation or inquiry relating to this Agreement or the Trust.

3. FEES AND EXPENSES

(a) Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Adviser specifically agrees that each Fund shall assume the expense of (i) brokerage commissions for transactions in the portfolio investments of the Fund and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments; (ii) custodian fees and expenses; (iii) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; (iv) interest payable on any Fund borrowings; and (v) voting the Fund’s proxies, including any expense associated with the use of a proxy advisory firm.

The Sub-Adviser specifically agrees that it shall be responsible for (i) providing the personnel, office space and equipment reasonably necessary to provide its investment advisory and related services to each Fund hereunder, and (ii) the costs of any special Board of Trustees meetings or shareholder meetings convened for the primary benefit of the Sub-Adviser.

Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between a Fund and the Adviser in the Advisory Agreement or any other agreement to which they are parties.

(b) For all of the services rendered with respect to each Fund as herein provided, the Adviser shall pay to the Sub-Adviser a sub-advisory fee (for the payment of which the Fund shall have no obligation or liability), based in part on the Current Net Assets (as defined below) of the Fund, as set forth in Schedule B attached hereto and made a part hereof (the “Sub-Advisory Fee”). The Sub-Advisory Fee shall be accrued daily and payable quarterly, as soon as practicable after the last day of each calendar quarter. In the case of termination of this Agreement with respect to a Fund during any calendar quarter, the Sub-Advisory Fee with respect to the Fund accrued to, but excluding, the date of termination shall be paid promptly following such termination. For purposes of computing the amount of the Sub-Advisory Fee accrued for any day, “Current Net Assets” of a Fund shall mean the net assets attributable to that Fund as of the most recent preceding day for which the Fund’s net assets were computed.

4. PORTFOLIO TRANSACTIONS

In connection with the investment and reinvestment of the assets of a Fund, the Sub-Adviser is authorized to select the brokers or dealers that will execute purchase and sale transactions for such Fund and to use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for such Fund. The Sub-Adviser may take into consideration the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of such Fund on a continuing basis. The Sub-Adviser shall maintain records adequate to demonstrate compliance with the requirements of this Section 4. Subject to the policies as the Board of Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Adviser shall have the right to follow a policy of selecting brokers who furnish brokerage and research services to a Fund or to the Sub-Adviser and who charge a higher commission rate to the Fund than that which result when allocating brokerage solely on the basis of seeking the most favorable price and execution. The Sub-Adviser shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall make reasonable reports regarding such determination and description of the products and services obtained if so requested by the Fund.

The Adviser and each Fund authorize and empower the Sub-Adviser to direct the Custodian to open and maintain brokerage accounts for securities and other property (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Fund and to execute for the Fund as its agent and attorney-in-fact standard customer agreements with such broker or brokers as the Sub-Adviser shall select as provided above. The Sub-Adviser may, using such of the securities and other property in a Fund as the Sub-Adviser deems necessary or desirable, direct the Custodian to deposit for the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Adviser deems desirable or appropriate. The Sub-Adviser shall cause all securities and other property purchased or sold for a Fund to be settled at the place of business of the Custodian or as the Custodian shall direct. All securities and other property of a Fund shall remain in the direct or indirect custody of the Custodian. The Sub-Adviser shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to effect such purchases and sales.

The Sub-Adviser further shall have the authority to instruct the Custodian, with respect to a Fund, (i) to pay cash for securities and other property delivered to the Custodian for the Fund, (ii) to deliver securities and other property against payment for the Fund, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-Adviser may designate, all consistent with the powers, authorities and limitations set forth herein. The Sub-Adviser shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-Adviser except as expressly provided herein.

5. LIABILITY; STANDARD OF CARE

(a) The Sub-Adviser and its affiliates, agents and employees shall be indemnified by the Adviser against all liabilities, losses or claims (including reasonable expenses arising out of defending such liabilities, losses or claims): (i) arising from the Adviser’s or a Fund’s directions to the Sub-Adviser or Custodian, or brokers, dealers or others with respect to the making, retention or sale of any investment or reinvestment hereunder; or (ii) arising from the acts or omissions of the Adviser, the Custodian or a Fund, their respective affiliates, agents or employees; except for any such liability, loss or claim which is due to the gross negligence, bad faith, willful misconduct or fraud of the Sub-Adviser, its affiliates, agents or employees, or due to the Sub-Adviser’s reckless disregard of its duties and obligations hereunder. The Sub-Adviser shall also be without liability hereunder for any action taken or omitted by it in good faith and without gross negligence, bad faith, willful misconduct or fraud.

(b) The Sub-Adviser shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the Investment Guidelines of each Fund; shall act at all times in the best interests of each Fund; and shall discharge its duties hereunder with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. The Sub-Adviser shall be liable to a Fund for any loss (including brokerage charges) incurred by the Fund as a result of any investment decisions made by the Sub-Adviser in violation of Section 2 above. However, the Sub-Adviser shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results for any Fund will be achieved.

(c) Except as otherwise provided in this Agreement, each party to this Agreement, including the Trust on behalf of each Fund (each as an “Indemnifying Party”), shall indemnify and hold harmless the other party and the shareholders, directors, officers, and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising out of the Indemnifying Party’s gross negligence, bad faith, willful misconduct or fraud in the performance of its duties hereunder or reckless disregard of its obligations and duties under this Agreement, provided, however, that indemnification shall not be paid hereunder with respect to any matter to the extent to which the loss, liability, claim, damage, or expense was determined by a court of competent jurisdiction to have been caused by the Indemnified Party’s gross negligence, bad faith, willful misconduct or fraud in the performance of its duties hereunder or reckless disregard of its obligations and duties under this Agreement.

If indemnification is to be sought hereunder, then the Indemnified Party shall promptly notify the Indemnifying Party of the assertion of any claim or the commencement of any action or proceeding in respect thereof; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may otherwise have to the Indemnified Party provided such failure shall not affect in a material adverse manner the position of the Indemnifying Party or the Indemnified Party with respect to such claim. Following such notification, the Indemnifying Party may elect in writing to assume the defense of such action or proceeding and, upon such election, it shall not be liable for any legal costs incurred by the Indemnified Party (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Indemnifying Party has failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner or (ii) counsel which has been provided by the Indemnifying Party reasonably determines that its representation of the Indemnified Party would present it with a conflict of interest. Notwithstanding the foregoing, the Indemnified Party shall be entitled to employ separate counsel at its own expense and, in such event, the Indemnified Party may participate in such defense as it deems necessary; provided, however, that the Indemnified Party shall at all times fully cooperate with any defense assumed by the Indemnifying Party.

The provisions of this Section 5(c) shall not apply in any action where the Indemnified Party is the party adverse, or one of the parties adverse, to the other party.

6.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

(a) This Agreement shall go into effect as to each Fund on the date set forth above and shall, unless terminated as hereinafter provided, continue in effect for a period of two (2) years from the date of approval by the vote of a “majority of the outstanding voting securities” of the Fund. This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees or by the vote of a “majority of the outstanding voting securities” of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor “interested persons” thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act;

(b) This Agreement may be terminated at any time, without payment of any penalty, with respect to a Fund, (i) by the Board of Trustees, by the Adviser, or by vote of a “majority of the outstanding voting securities” of the Fund, upon sixty (60) days’ written notice to the Sub-Adviser; and (ii) by the Sub-Adviser upon sixty (60) days’ written notice to the Fund and the Adviser. In the event of a termination with respect to a Fund, the Sub-Adviser shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees or the Adviser, transfer any and all books and records of the Fund maintained by the Sub-Adviser on behalf of the Fund; and

(c) This Agreement shall terminate automatically in the event of its assignment, as defined in the 1940 Act. This Agreement will also terminate automatically in the event that the Advisory Agreement is terminated.

7.	OTHER CLIENTS

The Adviser agrees that the Sub-Adviser may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to a Fund. Nothing in this Agreement shall be deemed to require the Sub-Adviser, its principals, affiliates, agents or employees to purchase or sell for a Fund any security which it or they may purchase or sell for its or their own account or for the account of any other client.

8.	AGGREGATION OF ORDERS

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of portfolio securities for a Fund with those for other accounts managed by the Sub-Adviser or its affiliates, if orders are allocated in a manner deemed equitable by the Sub-Adviser, in the exercise of its fiduciary obligations to the Fund and such other accounts, among the accounts and at a price approximately averaged and permitted by applicable law. The Sub-Adviser agrees that (i) it will not aggregate transactions unless aggregation is consistent with its duty to seek best execution; (ii) no account will be favored over any other account (i.e., each account participating in an aggregated order will participate at the average share price for all transactions in that security or a given business day, with transaction costs shared pro-rata based on each account’s participation in the transaction); and (iii) allocations will be made in accordance with the Sub-Adviser’s compliance policies and procedures.

9. NO SHORTING; NO BORROWING

The Sub-Adviser agrees that neither it nor any of its officers or employees shall take any short position in the shares of any Fund. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Sub-Adviser or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act. The Adviser agrees that neither it nor any of its officers or employees shall borrow from any Fund or pledge or use any Fund’s assets in connection with any borrowing not directly for the Fund’s benefit. For this purpose, failure to pay any amount due and payable to a Fund for a period of more than thirty (30) days shall constitute a borrowing.

10. AMENDMENT

No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by all parties.

11. NONPUBLIC PERSONAL INFORMATION

Notwithstanding any provision herein to the contrary, the Sub-Adviser hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of each Fund (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, on behalf of a Fund, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Adviser. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

12. CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES

The Sub-Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Funds are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Sub-Adviser agrees to use its best efforts to assist the Trust and the Funds in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures. The Sub-Adviser agrees to inform the Trust of any material development related to the Funds that the Sub-Adviser reasonably believes is relevant to the Funds’ certification obligations under the Sarbanes-Oxley Act.

13.	REPORTS AND ACCESS

The Sub-Adviser agrees to supply such information to the Adviser and to permit such compliance inspections by the Adviser or a Fund as shall be reasonably necessary to respond to the reasonable requests of the Fund and permit the Administrator to satisfy its obligations.

14.	NOTIFICATION

The Sub-Adviser agrees that it will provide prompt notice to the Adviser and each Fund of (i) material changes in key investment management personnel involved in the management of the Fund, (ii) material changes in the investment process used to manage the Fund, (iii) any changes in senior management or control of the Sub-Adviser, (iv) the SEC censuring the Sub-Adviser, placing limitations upon its activities, functions or operations, suspending or revoking its registration as an investment adviser or commencing proceedings or an investigation that may result in any of these actions, and (v) any statement contained in the registration statement of the Trust, or any amendment or supplement thereto, about the Sub-Adviser that becomes untrue in any material respect.

15.	NOTICES

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

ADVISER:	TCW Investment Management Company 865 S. Figueroa St. Los Angeles, California 90017 Attn: Meredith Jackson, General Counsel Email: meredith.jackson@tcw.com

SUB-ADVISER:	Gargoyle Investment Advisor, L.L.C. 285 Grand Avenue, Building One Englewood, New Jersey 07631 Attention: Joshua B. Parker, President Email: JParker@GargoyleGroup.com

TRUST/FUND:	TCW Alternative Funds On behalf of TCW/Gargoyle Hedged Value Fund 865 S. Figueroa St. Los Angeles, California 90017 Attn: Meredith Jackson, General Counsel Email: meredith.jackson@tcw.com

16.	SEVERABILITY

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

17.	CAPTIONS

The caption in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

18.	GOVERNING LAW; VENUE

This agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware without giving effect to the conflict of laws principles of Delaware or any other jurisdiction; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act, and any rules and regulations promulgated thereunder. The parties hereto, which for purposes of this Section 18 includes each Fund, agree that all disputes arising out of or in connection with this Agreement shall be submitted to a federal District Court situated in the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

TCW Investment Management Company (Adviser)

By:
Name:
Title:

Gargoyle Investment Advisor, LLC (Sub-Adviser)

By:
Name:
Title:

As a Third Party Beneficiary, and as a party for purposes of Sections 5 and 18

TCW Alternative Funds on behalf of each Fund

By:
Name:
Title:

SCHEDULE A

Funds

TCW/Gargoyle Hedged Value Fund

SCHEDULE B

Sub-Advisory Fees

The Sub-Advisory Fees shall equal:

a.	Until December 31, 2017,

a.	95% of the amount of the Net Fees from Ported AUM;

b.	65% of the Management Fees received on the first $400 million of Fund AUM in excess of the Ported AUM and Expenses;

c.	35% of the Management Fees received on the second $400 million of Fund AUM in excess of the Ported AUM and Expenses; and

d.	50% of the Management Fees received on Fund AUM exceeding $800 million in excess of the Ported AUM and Expenses; and

b.	On or after December 31, 2017, 50% of the Management Fees received,

subject to such further reductions and expenses as may be agreed between the Adviser and the Sub-Adviser pursuant to a separate written agreement.

“Fund AUM” shall be determined monthly by the average of the daily Current Net Assets of the Fund for the month.

“Expenses” shall mean any and all (i) out-of-pocket expenses incurred by the Adviser on behalf of the Fund that are not covered by the expense fee charged by the Fund for items such as administration expenses for the Fund, including costs of formation, dissolution and winding up, Board meetings, preparation and filing of registration statements and other filings with the SEC, legal and accounting fees, expense reimbursements (if any) paid by the Adviser or the Sub-Adviser to the Fund (“Reimbursements”), and fees to other third party administrative service providers, including custodians and transfer agents and Platform Expenses; and (ii) expenses incurred by the Adviser in connection with the creation of the Fund and the merger of the RiverPark/Gargoyle Hedged Value Fund into the Fund, other than those expenses reimbursable from the Fund.

“Management Fees” shall mean the management fees received by the Adviser pursuant to the Investment Advisory and Management Agreement between the Adviser and the Fund.

“Net Fees from Ported AUM” shall equal the gross amount of Management Fees earned by Adviser on the Ported AUM less (x) the portion of Platform Expenses related to the Ported AUM that are not chargeable to the Fund and (y) such other expenses as may be agreed between the Parties.

“Platform Expenses” shall mean any amounts paid to platforms (e.g. Fidelity or JP Morgan) for distribution, recordkeeping and transfer agency expenses that are not chargeable to the Fund.

“Ported AUM” shall equal the lesser of (i) the net assets of the RiverPark/Gargoyle Hedged Value Fund on the day of the announcement of the proposed merger of the RiverPark/Gargoyle Hedged Value Fund into the Fund or (ii) the net assets on date of the merger of the RiverPark/Gargoyle Hedged Value Fund into the Fund.